SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (Amendment No. 2) 1


                               Orphan Medical INC.
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    687303107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                              (Page 1 of 15 Pages)

-----------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO.  687303107                 13G          Page    2     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     683,220
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       683,220
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             683,220
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|
--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.0%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  687303107                 13G          Page    3     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     683,220
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       683,220
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             683,220
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.0%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO.  687303107                 13G          Page    4     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     683,220
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       683,220
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             683,220
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.0%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  687303107                 13G          Page    5     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     90,242
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       90,242
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             90,242
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.8%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  687303107                 13G          Page    6     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     12,250
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       12,250
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,250
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.1%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  687303107                 13G          Page    7     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     46,650
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       46,650
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             46,650
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.4%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO.  687303107                 13G          Page    8     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Healthcare Partners, L.P.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     77,992
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       77,992
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             77,992
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.7%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------

CUSIP NO.  687303107                 13G          Page    9     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Healthcare Offshore, Ltd.
--------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------

     3       SEC USE ONLY

--------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
          NUMBER OF
            SHARES                     0
         BENEFICIALLY       ----------------------------------------------------
           OWNED BY
             EACH              6       SHARED VOTING POWER
          REPORTING
            PERSON                     546,328
             WITH           ----------------------------------------------------

                               7       SOLE DISPOSITIVE POWER

                                       0
                            ----------------------------------------------------

                               8       SHARED DISPOSITIVE POWER

                                       546,328
--------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             546,328
--------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*    |_|

--------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.8%
--------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO.  687303107                 13G          Page   10     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)


ITEM 1(A).  NAME OF ISSUER:

                  Orphan Medical Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  13911 Ridgedale Dr.,
                  Suite 250
                  Minnetonka, MN 55305


ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Healthcare Partners, L.P.
                  Galleon Healthcare Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:

                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.:

                  c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY  10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.:  Bermuda

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CUSIP NO.  687303107                 13G          Page   11     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

                  For Galleon Healthcare Offshore, Ltd.:  Bermuda
                  For each Reporting Person other than Raj Rajaratnam, Galleon
                    Captains Offshore, Ltd. and Galleon Healthcare Offshore,
                    Ltd.:  Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).  CUSIP NUMBER:

                  687303107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.     OWNERSHIP.

            For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management, L.L.C.:

            (a) Amount Beneficially Owned:

                           683,220 shares of Common Stock

            (b) Percent of Class:

                           6.0% (Based upon 11,423,211 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 683,220

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 683,220

            For Galleon Advisors, L.L.C.:

            (a) Amount Beneficially Owned:

                           90,242 shares of Common Stock

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CUSIP NO.  687303107                 13G          Page   12     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

            (b) Percent of Class:

                           0.8% (Based upon 11,423,211 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 90,242

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 90,242

            For Galleon Captains Partners, L.P.:

            (a) Amount Beneficially Owned:

                           12,250 shares of Common Stock

            (b) Percent of Class:

                           0.1% (Based upon 11,423,211 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 12,250

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 12,250

            For Galleon Captains Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                           46,650 shares of Common Stock

            (b) Percent of Class:

                           0.4% (Based upon 11,423,211 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 46,650

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CUSIP NO.  687303107                 13G          Page   13     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 46,650

            For Galleon Healthcare Partners, L.P.:

            (a) Amount Beneficially Owned:

                           77,992 shares of Common Stock

            (b) Percent of Class:

                           0.7% (Based upon 11,423,211 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 77,992

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 77,992

            For Galleon Healthcare Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                           546,328 shares of Common Stock

            (b) Percent of Class:

                           4.8% (Based upon 11,423,211 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

            (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote: 0

                           (ii)  Shared power to vote or to direct the vote:
                                 546,328

                           (iii) Sole power to dispose or to direct the
                                 disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 546,328

Pursuant to the partnership agreements of Galleon Captains Partners, L.P. and Galleon Healthcare Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P. and Galleon Healthcare Partners, L.P. Pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd. and

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CUSIP NO.  687303107                 13G          Page   14     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

Galleon Healthcare Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Healthcare Partners, L.P., and Galleon Healthcare Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.    CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO.  687303107                 13G          Page   15     of    15   Pages
           ---------                                   -------      ------
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                /s/ Raj Rajaratnam
                ------------------
                Raj Rajaratnam, for HIMSELF;

                For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                   General Partner, Galleon Management, L.L.C.;

                For GALLEON MANAGEMENT, L.L.C., as its Managing Member;

                For GALLEON ADVISORS, L.L.C., as its Managing Member;

                For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of
                   its General Partner, Galleon Advisors, L.L.C.;

                For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
                   Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

                For GALLEON HEALTHCARE PARTNERS, L.P., as the Managing Member of
                   its General Partner, Galleon Advisors, L.L.C.;

                For GALLEON HEALTHCARE OFFSHORE, LTD., as the Managing Member of
                   Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;


Dated:  February 14, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

                /s/ Raj Rajaratnam
                ------------------
                Raj Rajaratnam, for HIMSELF;

                For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                   General Partner, Galleon  Management, L.L.C.;

                For GALLEON MANAGEMENT, L.L.C., as its Managing Member;

                For GALLEON ADVISORS, L.L.C., as its Managing Member;

                For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of
                   its General Partner, Galleon Advisors, L.L.C.;

                For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
                   Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

                For GALLEON HEALTHCARE PARTNERS, L.P., as the Managing Member of
                   its General Partner, Galleon Advisors, L.L.C.;

                For GALLEON HEALTHCARE OFFSHORE, LTD., as the Managing Member of
                   Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;


Dated: February 14, 2005